   As filed with the Securities and Exchange Commission on November 17, 2000

                               FILE NO. 333-38498

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                         AMERICAN ENERGY SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             TEXAS                                    76-0279288
(STATE OR OTHER JURISDICTION OF                   (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)                IDENTIFICATION NUMBER)
                                  7224 LAWNDALE
                              HOUSTON, TEXAS 77012
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                           EMPLOYEE STOCK OPTION PLAN
                            (FULL TITLE OF THE PLAN)

                              CONSULTING AGREEMENT
                            (FULL TITLE OF THE PLAN)

                          PATRICK S. ELLIOTT, PRESIDENT
                       7224 LAWNDALE, HOUSTON, TEXAS 77012
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (713) 928-5311
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                             JEFFREY A. RINDE, ESQ.
                               BONDY & SCHLOSS LLP
                         6 EAST 43RD STREET, 25TH FLOOR
                            NEW YORK, NEW YORK 10017
                              PHONE: (212) 661-3535
                               FAX: (212)972-1677

                         CALCULATION OF REGISTRATION FEE



Title of                                 Proposed        Proposed
Securities                               Maximum         Maximum
to be                    Amount to be   Offering Price   Aggregate          Amount of
Registered               Registered     Per Share        Offering Price     Registration Fee
----------               ----------     ---------        --------------     ----------------

Common Stock,            3,000,000      $    0.50         $1,500,000        $   3,960(2)
par value $.001           shares(1)
per share

Common Stock,            1,000,000      $    0.50         $ 500,000         $   1,320(3)
par value $.001           shares(1)
per share

TOTAL                    4,000,000                        $2,000,000        $   5,280(4)
                         shares

(1) Represents shares of common stock registered by American Energy Services on Form S-8, file number 333-38498, filed with the Security and Exchange Commission on June 2, 2000.

(2) Estimated solely for purposes of calculating the filing fees and calculated pursuant to Rule 457(c) under the Securities Act based upon the average of the bid and asked price as of April 17, 2000.

(3) Calculated pursuant to Rule 457(h)(1) under the Securities Act based upon the exercise price for the shares of common stock underlying the option.

(4)Fee previously paid.

                                EXPLANATORY NOTE

         This registration statement is being filed as a post-effective amendment to Registration Statement on Form S-8 (Registration No. 33-38498) filed with the Securities and Exchange Commission on June 2, 2000.

         This registration statement registers reoffers and resales of shares of common stock, issuable upon the exercise of options granted under our 2000 Stock Option Plan, that may constitute "control securities" under General Instruction C to Form S-8. These control securities may be re-offered and resold on a continuous or delayed basis in the future under Rule 415 of the Securities Act of 1933, as amended (the "Securities Act").

         This registration statement contains two parts. The first part contains a "reoffer prospectus" prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of Form S-8). The second part contains information required in the registration statement pursuant to Part II of Form S-8.

                               REOFFER PROSPECTUS

                         AMERICAN ENERGY SERVICES, INC.

                         415,000 Shares of Common Stock
                        under the 2000 Stock Option Plan
                        of American Energy Services, Inc.

         The shares we are registering are either currently held by or will be issued to certain of our stockholders upon the exercise of stock options granted under our 2000 Employee Stock Option Plan. We will pay the expenses of registering the shares.

         Our common stock is quoted on the Nasdaq Over-The-Counter Bulletin Board under the symbol "AEYS." The last reported sale price of the common stock on the Nasdaq National Market on November 14, 2000 was $0.8125 per share.

         You should carefully consider the "Risks Factors" section beginning on page 8 of this Reoffer Prospectus.


         These shares have not been approved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined whether this Prospectus is complete or accurate. Any representation to the contrary is a criminal offense.



            The date of this Reoffer Prospectus is November 17, 2000.

                                TABLE OF CONTENTS
                                                                          Page

ABOUT AMERICAN ENERGY SERVICES, INC........................................  5
RISK FACTORS...............................................................  8
PROCEEDS FROM SALE OF THE SHARES........................................... 15
SELLING STOCKHOLDERS ...................................................... 15
HOW THE SHARES MAY BE DISTRIBUTED.......................................... 16
LEGAL OPINION.............................................................. 17
EXPERTS ................................................................... 17
WHERE YOU CAN FIND MORE INFORMATION........................................ 18
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.......................... 18
INDEMNIFICATION OF DIRECTORS AND OFFICERS.................................. 19

                               PROSPECTUS SUMMARY

         This is only a summary and does not contain all of the information that may be important to you. You should read the more detailed information contained in this prospectus and all other information, including the financial information and statements with notes, referred to in this prospectus as discussed in the "Where You Can Find More Information" section of this prospectus.

                      ABOUT AMERICAN ENERGY SERVICES, INC.

         American Energy Services, Inc., a Texas corporation, was founded and incorporated in 1987 ("Old AES"). The Company began active operations in 1989 after acquiring certain operating assets of two other valve manufacturing and re-manufacturing businesses, CGM Valve, Inc. ("CGM") and American Energy Valves, Inc. ("AEV"). The Company's current directors, Pat Elliott, Larry Elliott, Sid McCarra, Mark Elliott and Cary McCarra, were previously associated with CGM and AEV.

         Seahawk Overseas Exploration Corporation, a California corporation ("Seahawk") was formed in November 1988 to conduct the international operations of Seahawk Oil International Corporation ("SOIC"). In January 1989, in conjunction with a planned sale of certain domestic producing oil properties by SOIC, the shares of stock of Seahawk were distributed to the shareholders of SOIC, who numbered over 3000. Seahawk continued operations with little or no success up until the time of the merger with Old AES. In January 1996, Old AES was merged with and into Seahawk pursuant to an Agreement and Plan of Merger by and between Old AES and Seahawk. In accordance with the terms of the merger, (i) Seahawk became the surviving entity although its names was changed to "American Energy Services, Inc." and (ii) shares of Seahawk stock were issued to the five stockholders of Old AES (i.e. the current AES directors). In February 1996, a new corporation was formed under the name American Energy Services, Inc., a Texas corporation ("New AES"). Subsequent to the formation of New AES, Seahawk merged with and into New AES to maintain the historic domicile of Old AES in Texas and to retain the historical business name. In addition, the merger was intended to provide the Company with a legal entity which could enter the public company domain and ultimately, provide potential capital through the sale of registered securities. The effect of this merger has been that the Company was able to acquire approximately 1,500 shareholders formerly owning shares of Seahawk stock. As used herein, references to "AES" or the "Company" refer to New AES, its subsidiaries and predecessors.

Products and Services

         The Company is engaged in providing products and services worldwide to processing manufacturers, energy companies and engineering/construction contractors. Principal end-user markets include domestic and international producers, transporters and refiners of oil and natural gas, as well as the petrochemical, processing and power generation industries. AES designs, manufactures, markets and services standard or specialty valves, of varying sizes and pressures, used to regulate the movement of liquids, gases, and solid materials.

         AES utilizes both Company owned and operated manufacturing facilities and contractually licensed manufacturing subcontractors, that are audited for AES quality, to produce the full line of AES standard and engineered valves.

         For much of its standard product manufacturing requirements, the Company relies on a network of AES-selected subcontractors, all of which are audited and licensed under internationally recognized quality programs, including ISO 9000 and API Q1. The use of these subcontractors allows the Company to reduce its fixed costs by minimizing its investment in plant and equipment. AES has also been able to attract additional customers worldwide by maintaining international manufacturing relations and capabilities.

         In addition, the Company designs, engineers and manufactures various valves at its Houston plant. The facility has full scale manufacturing capabilities, including large turning and machine centers, heavy-duty cranes, and full welding capabilities. AES also houses a fully equipped engineering department with computer-aided design ("CAD") system capabilities and metallurgical equipment to determine American Society of Testing Materials ("ASTM") specified requirements.

Valve Design and Manufacture

         The Company manufactures valves to the following qualifications:
American Petroleum Institute ("API") 6D, API 6A, API 599, API 600, and API 602. AES is a licensed API monogram holder under specifications 6D and Q1 and its Quality Assurance Manual is ISO 9000 approved. Steps involved with the design and manufacture of the Company's valves include (i) consultation with the customer's project coordinators, (ii) general design work and detailed engineering, (iii) fabrication and assembly and (iv) final installation.

         The Company's sales personnel and independent marketing representatives, or agents, initiate sales calls and coordinate bid proposals with the Company's quotation specialists. The quotation specialists produce proposals that identify preliminary design and cost estimates for a type of valve to be utilized for a specific application. AES marketing management must also determine whether there is a sufficient amount of working capital available to generate revenue.

         The initial design efforts involve significant communication and coordination with the customer in order to identify and agree on valve specifications. For custom-engineered valve projects, design concerts are tested against established empirical data and previously manufactured valve designs. AES maintains a source library of valve designs from which to choose and the Company's CAD capabilities provide readily available and accessible design parameters. When an order requires standard valve designs, AES's engineering and quality assurance personnel verify that the Company's "off the shelf" designs comply with the required specifications. Once the valve application has been clearly defined, the Company's engineers formulate a design for the manufactured valve. Project engineers perform complete engineering services, including mechanical schematics, layouts and drawings. Process and electrical control systems can also be integrated into the design.

         The manufacturing process involves fabrication and assembly of component parts to meet specific valve designs and specifications. AES produces machined assemblies from raw castings and forgings or sourced machined assemblies from subcontractors, which are inspected fully for material and tolerance compliance. The assembly groups are then put together as a complete valve, and function and operation tests are performed. Testing involves configuring testing procedures and changing the equipment before each test is performed in order to ensure that the valves meet the particular project's needs and requirements. The Company believes that its testing of valve integrity is the basis for providing performance and quality guarantees and total concept capability. After testing is completed, the valves are prepared for shipment.

         Because the manufacturing process can take from several weeks to several months, customers frequently request partial shipment of finished products and components. AES generally invoices customers as deliveries are made. However, on certain highly specialized products or on large projects, the Company invoices under a milestone basis. Receivables represent billings on delivered products or milestone achievements. Revenue is recognized utilizing the percentage-of-completion method.

         Our principal corporate office is located at 7224 Lawndale, Houston, Texas 77012, and our telephone number is (713) 928-5311.

The Offering

         The selling stockholders may offer and sell up to 415,000 shares of our common stock under this Reoffer Prospectus. We will not receive any of the proceeds from the sale of these shares of common stock, but we will receive funds in connection with the exercise of stock options relating to such shares of common stock, which funds will be used by us for working capital. See "Proceeds from the Sale of Shares" and "Selling Stockholders."

                                  RISKS FACTORS

         You should carefully consider the following risks before making an investment decision. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information set forth in this prospectus, including our combined financial statements and the related notes thereto incorporated by reference from our filings with the Securities and Exchange Commission. These are not the only risks and uncertainties that we face. Additional risks and uncertainties that we do not currently know about or that we currently believe are immaterial may also harm our business operations. If any of these risks or uncertainties actually occur, our business, results of operations, financial condition, or prospects could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

ENERGY INDUSTRY SPENDING

     Demand for the Company's products and services depends principally upon the level of petroleum industry capital expenditures for exploration, production, development, processing and transmission activities. These activities depend in part on (i) oil and gas prices, expectations about future prices, the cost of exploring for, producing, refining or processing, and delivering oil and gas,
(ii) local and international political, regulatory and economic conditions and
(iii) the ability of the petroleum industry to obtain capital. In addition, a decrease in such expenditures could result from such factors as unfavorable tax and other legislation or uncertainty concerning national energy policies. No assurance can be given that current levels of oil and gas activities will be maintained or that demand for the Company's products and services will reflect the level of such activities. Decreases in oil and gas activity could have a significant adverse effect upon the demand for the Company's products and services and the Company's results of operations.

OUR QUARTERLY OPERATING RESULTS HAVE VARIED, AND ARE LIKELY TO CONTINUE TO VARY SIGNIFICANTLY. THIS MAY RESULT IN VOLATILITY IN THE MARKET PRICE FOR OUR SHARES.

     A substantial portion of our shipments occur shortly after an order is received and therefore we operate with a low level of backlog. As a consequence of the just-in-time nature of shipments and the low level of backlog, a decrease in demand for our products from one or more customers could occur with limited advance notice and could have a material adverse effect on our results of operations in any particular period.

     A significant percentage of our expenses are relatively fixed and based in part on expectations of future net sales. The inability to adjust spending quickly enough to compensate for any shortfall would magnify the adverse impact of a shortfall in net sales on our results of operations. Factors that could cause fluctuations in our net sales include:

     - the timing of the receipt of orders from major customers;
     - shipment delays;

     - disruption in sources of supply;

     - seasonal variations of capital spending by customers;

     - production capacity constraints; and

     - specific features requested by customers.

     As a result of the factors discussed above, it is likely that we will in the future experience quarterly or annual fluctuations and that, in one or more future quarters, our operating results will fall below the expectations of public market analysts or investors. In any such event, the price of our common stock could decline significantly.

THE LOSS OF NET SALES TO ANY ONE OF OUR MAJOR CUSTOMERS WOULD LIKELY HAVE A MATERIAL ADVERSE EFFECT ON US.

     During our fiscal year ended February 29, 2000, our four largest customers accounted for approximately 59% of our net sales. The loss of a major customer or any reduction in orders by these customers, including reductions due to market or competitive conditions, would likely have a material adverse effect on our business, financial condition and results of operations. During fiscal 2000, one customer, China Petroleum Engineering Construction Corporation ("CPECC"), accounted for approximately 35% of our net sales. Additionally, the majority of our contracts are terminable by the customer without penalty. Certain of our contracts include a "cancellation for convenience" section, which provides for us with recovery of costs incurred and related profits. However, because of the ability to cancel at any point, there can be no assurance that the full value of our customer contracts will be realized.

     Attempts to lessen the adverse effect of any loss or reduction through the rapid addition of new customers could be difficult because prospective customers typically require lengthy qualification periods prior to placing volume orders with a new supplier. Our future success will continue to depend upon:

     - our ability to maintain relationships with existing key customers;

     - our ability to attract new customers; and

     - the success of our customers in creating demand for their capital equipment products which incorporate our products.


THE VALVE MANUFACTURING INDUSTRY IS HIGHLY COMPETITIVE.

         Our principal competitors have more extensive and diversified operations and also have financial, operating and other resources substantially in excess of those available to us. However, personal relationships and interaction with clients worldwide at their places of business has proven to be a very effective way of combating competition, developing business and cutting costs. Many years of experience with international manufacturers and suppliers have allowed us to purchase valve castings and semi-finished components used in its products at cost competitive prices. However, there can be no assurance that these personal relationships will be maintained or that new relationships will be formed in the future.

         Some of our competitors include large, well-established US-based valve manufacturers with revenues in excess of $500 million, including Cooper Cameron, Crane Valve Company and Tyco Corporation. These large domestic-based producers, which are established domestically and internationally, are able to protect their market territories by target pricing, approval protection, and local relations. Further, their large amount of capital and reserves allow them to survive difficult economic downturns for which we are susceptible. Another group of competitors includes divisional or stand-alone US valve manufacturers with revenues between $20 million and $100 million, including TK Valve and Tom Wheatley Valve Corporation, both of which are divisions of Dresser Industries, Inc. There is no assurance that we will be able to effectively compete against these companies.

         We also compete with several international competitors located in various parts of Europe, North and South America and Asia. One group of international valve manufacturers with which we compete, include Kitz, Grove-Italia (a division of Dresser Industries) and PBV, are well established, international valve manufacturers with revenues between $10 million and $1 billion. The Company also competes with various low cost producers located in Eastern Europe, India and China. These competitors have an advantage over us due to the fact that they are based in the countries in which we seek to market our products. There is no assurance that we will be able to continue to maintain a market for our products in these parts of the world.

A LARGE PART OF OUR BUSINESS RELIES ON THIRD-PARTY VENDORS AND SUPPLIERS.

         We purchase nearly all castings, forgings, and certain finished or semi-finished components used in our products from domestic and international suppliers, including foundries and forging companies, bolt distributors and soft good distributors. We maintain an approved vendor list of sub-suppliers and sub-assemblies for the final manufacture of equipment by us for our clients. Over the past nine years we have developed a working relationship with a substantial number of suppliers and sub-vendors. Management believes that these approved vendors provide adequate availability of alternative sources of quality supplies for use by us, however, there can be no assurance that these sources will be able to maintain the availability of supplies we require, or that a replacement supplier can be found at an agreeable price.


         During the year ended February 29, 2000, 10% of all components purchased for our sales, were purchased from our leading sub-vendor, DHV. However, we have not entered into any agreements or contracts with any of these leading sub-vendors except for the placement of specific purchase orders related to our course of business. We source our sub-vendors on a continuing, as needed basis. Terms of sale between the Company and the sub-vendors are generally either cash on delivery ("C.O.D.") or under an Irrevocable Letter of Credit payment.

IF OUR PRODUCTS ARE NOT DESIGNED INTO SUCCESSIVE NEW GENERATIONS OF OUR CUSTOMER'S PRODUCTS, WE WILL LOSE SIGNIFICANT NET SALES DURING THE LIFESPAN OF THOSE PRODUCTS.

     New products designed by energy companies and engineering and construction contractors typically have a lifespan of five to ten years. Our success depends on our products being designed into new generations of equipment for these industries. We must develop products that are technologically current so that they are positioned to be chosen for use in each successive new generation of equipment for the transporters and refiners of oil and natural gas, as well as the petrochemical, processing and power generation industries. If our products are not chosen by our customers, our net sales may be reduced during the lifespan of our customers' products.

THE ENERGY INDUSTRY IS SUBJECT TO RAPID DEMAND SHIFTS WHICH ARE DIFFICULT TO PREDICT. AS A RESULT, OUR INABILITY TO EXPAND OUR MANUFACTURING CAPACITY IN RESPONSE TO THESE RAPID SHIFTS MAY CAUSE A REDUCTION IN OUR MARKET SHARE.

     Our ability to increase sales of certain products depends in part upon our ability to expand our manufacturing capacity for such products in a timely manner. If we are unable to expand our manufacturing capacity on a timely basis or to manage such expansion effectively, our customers could implement our competitor's products and, as a result, our market share could be reduced. Because the energy industry is subject to rapid demand shifts which are difficult to foresee, we may not be able to increase capacity quickly enough to respond to a rapid increase in demand in the semiconductor industry. Additionally, capacity expansion could increase our fixed operating expenses and if sales levels do not increase to offset the additional expense levels associated with any such expansion, our business, financial condition and results of operations could be materially adversely affected.

OUR NET SALES AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY DOWNTURNS IN POLITICAL OR ECONOMIC CONDITIONS IN COUNTRIES OUTSIDE OF THE UNITED STATES.

         We derive revenues from sales to geographic locations that include political and economic environments that are considered to be high risk with respect to the normal conduct of business. Included in these geographic areas are locations to which the United States government has restricted export privileges by United States companies. Depending upon the status of the export restrictions and whether they may be increased, our sales and operating results may be adversely affected. In addition, we encounter risk with respect to labor and political disturbances, requirements as to local ownership and supply and other unique circumstances that can adversely affect our ability to do business in locations outside the United States. As these events occur, there can be no assurance that such events will not adversely affect our results of operation and financial condition.

UNFAVORABLE EXCHANGE RATE FLUCTUATIONS MAY LEAD TO LOWER GROSS MARGINS, OR MAY CAUSE US TO RAISE PRICES WHICH COULD RESULT IN REDUCED SALES.

     Exchange rate fluctuations could have an adverse effect on our net sales and results of operations and we could experience losses with respect to our hedging activities. Unfavorable currency fluctuations could require us to increase prices to foreign customers which could result in lower net sales by us to such customers. Alternatively, if we do not adjust the prices for our products in response to unfavorable currency fluctuations, our results of operations could be
                                       11
adversely affected. We cannot be certain that any efforts we take will be adequate to protect us against significant currency fluctuations or that such efforts will not expose us to additional exchange rate risks.

WE ARE SUBJECT TO ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS.

     Our operations are subject to a variety of foreign, federal, state and local laws and regulations, including laws and regulations relating to the protection of the environment. We are required to invest financial and managerial resources to comply with such laws and anticipates that it will continue to do so in the future. To date, the cost of complying with governmental regulation has not been material, but the fact that such laws or regulations are changed frequently makes it impossible for us to predict the cost or impact of such laws and regulations on our future operations. The modification of existing laws or regulations or the adoption of new laws or regulations imposing more stringent environmental restrictions could adversely affect our business.

COMPETITION FOR PERSONNEL IN THE ENERGY AND VALVE MANUFACTURING INDUSTRIES IS INTENSE.

     Our success depends to a large extent upon the efforts and abilities of a number of key employees and officers, particularly those with expertise in the semiconductor manufacturing and similar industrial manufacturing industries. The loss of key employees or officers could have a material adverse effect on our business, financial condition and results of operations. We believe that our future success will depend in part on our ability to attract and retain highly skilled technical, financial, managerial and marketing personnel. Competition for such personnel is intense, and we cannot be certain that we will be successful in attracting and retaining such personnel.


OUR FAILURE TO PROTECT OUR PROPRIETARY TECHNOLOGY MAY SIGNIFICANTLY IMPAIR OUR COMPETITIVE POSITION.

     Although we have protected our intellectual property rights through patents, copyrights, trade secrets and other measures, we cannot be certain that:

     - we will be able to protect our technology adequately;

     - competitors will not be able to develop similar technology independently;

     - any of our patent applications will be issued;

     - intellectual property laws will protect our intellectual property rights; or

     - third parties will not assert that our products infringe patent, copyright or trade secrets of such parties.

PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS MAY RESULT IN COSTLY LITIGATION.

     Litigation may be necessary in order to enforce our patents, copyrights or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations.

THE MARKET PRICE OF OUR SHARES MAY EXPERIENCE PRICE AND VOLUME FLUCTUATIONS FOR REASONS OVER WHICH WE HAVE NO CONTROL.

     The stock market has from time to time experienced, and is likely to continue to experience, extreme price and volume fluctuations. Recently, prices of securities of technology companies have been especially volatile and have often fluctuated for reasons that are unrelated to the operating performance of the companies. In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

THE SO CALLED "PENNY STOCK RULE" COULD MAKE IT CUMBERSOME FOR BROKERS AND DEALERS TO TRADE IN THE COMMON STOCK, MAKING THE MARKET FOR THE COMMON STOCK LESS LIQUID WHICH COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE.

         Trading in our securities is conducted on the OTC Bulletin Board. As long as the common stock is not quoted on Nasdaq or at any time that we have less than $2,000,000 in net tangible assets, trading in the common stock is covered by Rule 15g-9 under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under that rule, broker-dealers who recommend covered securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         The SEC has adopted regulations which generally define a penny stock to be any equity security which has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer which has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years; or (iii) average revenue of at least $6,000,000 for the proceeding three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. If our common stock becomes subject to the regulations on penny stocks, that factor could have a severe adverse effect on the market liquidity for the common stock due to these limitations on the ability of broker-dealers to sell the common stock in the public market which could cause the price of our stock to decline.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "potential," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.


                        PROCEEDS FROM SALE OF THE SHARES

         All of the shares of common stock in this Reoffer Prospectus are being offered by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock, but if all of the options are exercised we will receive $207,500 in connection with the exercise of stock options relating to such shares of common stock. We intend to use these funds for working capital.

                              SELLING STOCKHOLDERS

         The shares offered under our Reoffer Prospectus are being registered for reoffers and resales by selling stockholders who have or may in the future acquire their shares of our common stock by exercising options granted to them under our 2000 Stock Option Plan. The selling stockholders named in the following table may resell all, a portion, or none of these shares of our common stock. There is no assurance that any of the selling stockholders will sell any or all of the shares of our common stock offered by them.

         Participants under the 2000 Stock Option Plan who are deemed to be "affiliates" of the Company who acquire shares of our common stock may be added to the selling stockholders listed below from time to time by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

         The following table sets forth certain information concerning the selling stockholders as of the date of this Reoffer Prospectus, and as adjusted to reflect the sale by the selling stockholders of the shares of our common stock offered, assuming sale of all of the shares offered:

                                                               Number of Shares
                                  Shares Beneficially          Registered by the   Shares Beneficially
     Name                         owned prior to Offering (1)  Prospectus(2)(3)    Owned After Offering
                                  Number              Percent  -----------------   Number             Percent(4)
                                 -------              ------                       ------             -------

Patrick S. Elliot               1,933,458              20.4%        83,000         1,850,458             19.56%
    President, Director
Larry S. Elliot                 1,874,679             19.82%        83,000         1,791,679             18.94%
    Chairman, Director
Mark P. Elliot                  1,049,729              11.1%        83,000           966,729             10.22%
     Director
Carry P. McCarra                  460,576              4.87%        83,000           377,576              3.99%
     Director
Sidney J. McCarra               1,403,426              14.8%        83,000         1,320,426             13.96%
    Director

(1) Represents shares beneficially owned by the named individual, including shares that such person has the right to acquire within 60 days of the date of this Reoffer Prospectus. Unless otherwise noted, all persons referred to above have sole voting and sole investment power.


(2) Includes all Shares issued to such named individuals upon the exercise of options granted under the 2000 Stock Option Plan.

(3) Does not constitute a commitment to sell any or all of the stated number of shares of common stock. The number of shares of common stock offered shall be determined from time to time by each selling stockholder in his or her sole discretion.

(4) Based upon 9,458,991 Shares outstanding as of November 14, 2000.

                        HOW THE SHARES MAY BE DISTRIBUTED

     The selling stockholders may sell shares of our common stock in various ways and at various prices. Some of the methods by which the selling stockholders may sell their shares of common stock include:

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         -        privately negotiated transactions;

         - block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by that broker or dealer for the selling stockholder's account under this Reoffer Prospectus;

         -        sales under Rule 144 rather than by using this Reoffer
                  Prospectus;

         -        a combination of any of these methods of sale; and

         -        any other legally permitted method.

         The applicable sales price may be affected by the type of transaction.

         The selling stockholders may also pledge their shares of common stock as collateral for a margin loan under their customer agreements with their brokers. If there is a default by the selling stockholders, the brokers may offer and sell the pledged shares of common stock.


         Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if the broker-dealer acts as agent for the purchaser of the shares of common stock, from that purchaser) in amounts to be negotiated. These commissions are not expected to exceed those customary in the types of transactions involved.

         We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling stockholders in connection with sales of the shares of common stock.

         Any broker-dealers or agents that participate with the selling stockholders in sales of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         Under the securities laws of certain states, the shares of common stock may be sold in those states only through registered or licensed broker-dealers. In addition, the shares of common stock may not be sold unless they have been registered or qualified for sale in the relevant state or unless the shares of common stock qualify for an exemption from registration or qualification.

         We have agreed to pay all fees and expenses incident to the registration of the shares of common stock.

         The selling stockholders and other persons participating in the distribution of the shares of common stock offered under this Reoffer Prospectus are subject to the applicable requirements of Regulation M promulgated under the Securities Exchange Act of 1934, in connection with sales of the shares of common stock.

                                  LEGAL OPINION

         Bondy & Schloss LLP, New York, New York, has advised us with respect to the validity of the securities offered by this prospectus.

                                     EXPERTS

         The financial statements included in our annual report on Form 10-KSB incorporated by reference in this Reoffer Prospectus have been audited by Simonton, Kutac & Barnidge, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report or document we file at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0880 for more information about the public reference rooms. Our Securities and Exchange Commission filings are also available from the Securities and Exchange Commission's website located at HTTP://WWW.SEC.GOV.

         Quotations for the prices of our common stock appear on the Nasdaq National Market, and reports, proxy statements and other information about us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Reoffer Prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information.

         We incorporate by reference the following filings and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         - The description of securities contained in the Registrant's Registration of Securities pursuant to Section 12(g) of the Act filed on March 15, 2000.

         - The Registrant's Annual Report on Form10-KSB/A - filed on July 27, 2000.

         - The Registrant's Quarterly Report on Form 10-QSB filed on July 31, 2000.

         - The Registrant's Quarterly Report on Form 10-QSB filed on October 16, 2000.

         -        The Registrant's Registration of Securities pursuant to
                  Section 12(g) of the Act filed on March 15, 2000.

         - Our Registration Statement on Form S-8 (File Number 333-38498), filed on June 2, 2000.

         We have filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act of 1933, as amended, File Number 333-38498, with respect to the common stock covered by this Reoffer Prospectus. This Reoffer Prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, the registration statement, as permitted by the SEC's rules and regulations. For further information with respect to us and the common stock offered under this Reoffer Prospectus, please refer to the registration statement, including the exhibits, copies of which may be obtained from the locations described above. Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

         You may request, at no cost, a copy of any or all of the information incorporated by reference by writing or telephoning us at: American Energy Services, Inc., 7224 Lawndale, Houston, Texas 77012, (713) 928-5311.

         You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS


           The Texas Business Corporation Act (the "TBCA"), in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable incurred in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have had no reasonable cause to believe that the person's conduct was unlawful. Except as set forth below, a corporation may not indemnify a director in respect of a proceeding (a) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or (b) in which the person is found liable to the corporation. However, a director may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding, but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of this duty to the corporation.


                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by the Registrant with the Commission are incorporated herein by reference:

                  (a)(i) The Registrant's Annual Report on Form10-KSB/A - 1 filed on July 27, 2000.

                  (ii) The Registrant's Registration of Securities pursuant to Section 12(g) of the Act filed on March 15, 2000.

                  (b)(i)   Quarterly Report on Form 10-QSB filed on July 31,
                           2000.

                  (b)(ii) Quarterly Report on Form 10-QSB filed on October 16, 2000.

                  (c)(i) The description of securities contained in the Registrant's Registration of Securities pursuant to
                           Section 12(g) of the Act filed on March 15, 2000.

                  (c)(ii) Registration Statement on Form S-8 (File Number 333-38498),
filed on June 2, 2000.

           In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

           Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

           Not applicable



ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

           Not applicable

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           The Texas Business Corporation Act (the "TBCA"), in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable incurred in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have had no reasonable cause to believe that the person's conduct was unlawful. Except as set forth below, a corporation may not indemnify a director in respect of a proceeding (a) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or (b) in which the person is found liable to the corporation. However, a director may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding, but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of this duty to the corporation.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8.  EXHIBITS.

EXHIBIT NO.                DESCRIPTION

4.1      2000 Stock Option Plan(1)

5.1 *Opinion of Bondy & Schloss LLP as to the legality of the securities being offered.

23.1     * Consent of Bondy & Schloss LLP (included in Exhibit 5.1).

23.2     * Consent of Simonton, Kutac & Barnidge, L.L.P.

24.1     * Powers of Attorney (included on p. II-5 of this Registration
         Statement).

(1) Incorporated by reference to the document bearing exhibit 4.5 as contained in Registrant's Registration Statement on Form S-8, File Number 333-38498, filed on June 2, 2000.

* Filed herewith.

ITEM 9. UNDERTAKINGS.

        (a)       The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on the 16th day of November, 2000.

                                               AMERICAN ENERGY SERVICES, INC.

                                             By: /s/ Patrick S. Elliott
                                                 ------------------------------
                                                 Patrick S. Elliott, President


           Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 16th day of November, 2000.

      SIGNATURE                                   TITLE
      ---------                                   -----

/s/ Patrick S. Elliott
----------------------                  President and Director
Patrick S. Elliott

/s/ Larry S. Elliott
--------------------                    Vice President and Chairman of the Board
Larry S. Elliott

/s/ Mark P. Elliott
-------------------                     Vice President and Director
Mark P. Elliott

/s/ Cary P. McCarra
-------------------                     Vice President and Director
Cary P. McCarra

/s/ Sidney J. McCarra
---------------------                   Vice President and Director
Sidney J. McCarra

                                POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick S. Elliott, his true and lawful attorneys-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, as amended, this Power of Attorney has been signed by the following persons in the capacities indicated on the 16th day of November, 2000.

      SIGNATURE                              TITLE
      ---------                              -----

/s/ Patrick S. Elliott             President and Director
----------------------
Patrick S. Elliott

/s/ Larry S. Elliott               Vice President and Chairman of the Board
--------------------
Larry S. Elliott

/s/ Mark P. Elliott                Vice President and Director
-------------------
Mark P. Elliott

/s/ Cary P. McCarra                Vice President and Director
-------------------
Cary P. McCarra

/s/ Sidney J. McCarra              Vice President and Director
---------------------
Sidney J. McCarra


                                EXHIBIT INDEX (1)



INDEX AND DESCRIPTION OF EXHIBITS.

EXHIBIT NO.                DESCRIPTION

5.1 * Opinion of Bondy & Schloss LLP as to the legality of the securities being offered.

23.1     * Consent of Bondy & Schloss LLP (included in Exhibit 5.1)

23.2     * Consent of Simonton, Kutac & Barnidge, L.L.P.

24.1     * Powers of Attorney (included on p. II-5 of this Registration
         Statement).

(1) All other exhibits listed in Item 8 of Part II of this Registration Statement have been incorporated by reference herein, as indicated in Item 8.

* Filed herewith.